EX-99.77O RULE 10F-3

Hotchkis and Wiley Funds

The following security was purchased pursuant to Rule 10f-3 and all requirements of the Rule 10f-3 Procedures of the Funds:

Fund:  Hotchkis and Wiley Value Opportunities Fund
Trade Date:  04/19/2012
Issuer:  Infoblox Inc.
Cusip:  45672H104
Shares/Par:  1,000
Offering Price:  $16.00
Spread as % of price:  7.00%
Cost:  $16,000
Dealer Executing Trade:  Morgan Stanley
% of Offering:  0.01%
Syndicate Members:  Morgan Stanley, UBS, Goldman Sachs
Stephens, Pacific Crest, JMP